PROMISSORY NOTE

TO: **WYNNE OLNICK** **January 9, 2013**
c/o Glenn Olnick
302 - 1620 West 8th Avenue
Vancouver, BC
V6J 1V4

1. PROMISE TO PAY

FOR VALUE RECEIVED AMERICAN BONANZA GOLD CORP. (the "**Borrower**"), Suite 1238, 200 Granville Street, Vancouver, BC, V6C 1S4, promises to pay to the order of **WYNNE OLNICK** (the "**Lender**"), at the above address, the sum of **TWO HUNDRED AND TWENTY THOUSAND DOLLARS ($220,000)** (the "**Principal Amount**"), in lawful money of the United States of America, together with interest and other fees and monies which may from time to time be owing hereunder or pursuant hereto.

2. TERM

The Principal Amount, together with all interest and other fees and monies which may from time to time be owing hereunder or pursuant hereto, shall be repaid to the Lender by the Borrower in full on or prior to March 9, 2013 (the "**Maturity Date**").

3. NO PREPAYMENT

The Borrower shall not be entitled to prepay this Promissory Note at any time.

4. INTEREST RATE AND INTEREST PAYMENTS

The Borrower will pay interest to the Lender, both before and after payment is due and before and after default, judgment and execution, on the Principal Sum outstanding from time to time from the date hereof until the Principal Sum is paid in full, at the rate of 27.3% per annum (the "**Interest Rate**") calculated monthly and payable on the Maturity Date. Interest shall be payable in lawful money of the United States of America.

5. COMMITMENT FEE

In addition to any other amounts payable hereunder, the Borrower shall pay the Lender a commitment fee of $10,000 in lawful money of the United States of America, such commitment fee to be due and payable on the Maturity Date.

6. MAXIMUM RATE OF RETURN

Notwithstanding any other provision of this Promissory Note, in no event shall the aggregate "interest" (as that term is defined in Section 347 of the *Criminal Code* (Canada)) received by or payable to the Lender in connection with the transactions contemplated in this Promissory Note exceed the effective annual rate of interest on the "credit advanced" (as defined therein) lawfully permitted under that section. The effective annual rate of interest shall be determined in accordance with generally accepted actuarial practices and principles over the term that the principal amount of the loan is outstanding and in the event of a dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by the Lender shall be conclusive for the purposes of such determination. Neither the Lender nor the Borrower intend that the aggregate interest payable in connection with the transactions contemplated under this Promissory Note shall exceed such lawfully permitted rate or amount. Notwithstanding

anything to the contrary herein contained, if the aggregate interest payable hereunder exceeds such lawfully permitted rate or amount, the rate and the amount of interest on the principal hereof shall be deemed to have been adjusted with retroactive effect to the maximum rate and amount permitted by law, such adjustment to be effected, to the extent necessary (but only to the extent necessary), as follows: first, by reducing the amount or rate of interest, and, thereafter, by reducing any fees, commissions, expenses, premiums and other amounts required to be paid to the Lender which would constitute "interest" (as that term is defined in Section 347 of the *Criminal Code* (Canada)). If any payments are ultimately determined to be contrary to the provisions of Section 347 of the *Criminal Code* (Canada), such payment, collection or demand shall be deemed to have been made by mutual mistake of the Borrower and the Lender and the amount of such payment or collection shall be refunded to the Borrower.

7. NO SECURITY

Each of the Borrower and Bonanza Explorations Inc. ("**BEI**") acknowledge and agree that either: (i) the Borrower and/or BEI has entered into the following agreements with the Lender; (ii) the Borrower and/or BEI has granted such agreements in favour of the Lender; and/or (iii) the Lender has been assigned certain rights and remedies thereunder (collectively, the "**Security Documents**"):

(a) Amended and Restated Secured Promissory Note and Guaranty dated September 14, 2012 for the principal amount of USD$3,600,800 granted in favour of Galloway Financial Services Inc. (the "**Note**");

(b) General Security Agreement dated June 11, 2012, as amended by the Note, granted by the Borrower in favour of Galloway Financial Services Inc.;

(c) General Security Agreement dated June 11, 2012, as amended by the Note, granted by BEI in favour of Galloway Financial Services Inc.; and

(d) Amended and Restated Share Pledge Agreement dated September 14, 2012 among Galloway Financial Services Inc., Goldreign Capital Inc., NEMI Northern Energy & Mining Inc., BEI and the Borrower.

Notwithstanding any of the terms and conditions set forth in the Security Documents, each of the Borrower, BEI and the Lender acknowledge and agree that no amounts evidenced by this Promissory Note, whether principal, interest or otherwise, shall be secured by any of the Security Documents and that for all purposes, any and all amounts evidenced by this Promissory Note shall be deemed to be unsecured. In the event of any conflict or inconsistency between the terms hereof and any Security Document, the terms of this Promissory Note shall govern.

8. CALCULATION OF INTEREST

Whenever any interest or fee under this Promissory Note is calculated using a rate based on a year of 360 or 365 days, such rate determined pursuant to such calculation, when expressed as an annual rate, is equivalent to (x) the applicable rate based on a year of 360 days or 365 days, as the case may be, (y) multiplied by the actual number of days in the calendar year in which the period for which such interest or fee is payable (or compounded) ends, and (z) divided by 360 or 365 as the case may be.

9. GOVERNING LAW AND JURISDICTION

This Promissory Note shall be governed by and construed in accordance with, the laws of the Province of British Columbia and the federal laws of Canada applicable therein (other than the conflict of laws rules). The parties hereby submit to the jurisdiction of the Courts of the Province of British Columbia in respect of any dispute arising under this Promissory Note or any security related thereto.

10. WAIVER

The Borrower expressly waives demand and presentment for payment, notice of nonpayment, protest, notice of protest, notice of dishonour, notice of intent to accelerate the maturity hereof and notice of the acceleration of the maturity hereof.

11. NO DEDUCTION

All payments of principal, interest, fees and other amounts to be made pursuant to this Promissory Note shall be made free and clear of and without deduction for, any and all present and future taxes, withholdings, levies, duties, any governmental charges and all liabilities with respect thereto, and without setoff, withholding, deduction or counterclaim of any kind whatsoever. If, with regard to any payment to be made the Borrower to the Lender pursuant to this Promissory Note, any deduction for any and all present and future taxes, withholdings, levies, duties, governmental charges or any liability with respect thereto as required by law, the Borrower shall pay such additional amounts as may be necessary in order that the net amount received by the Lender after such deduction shall equal each payment which would have been received by the Lender in the absence of such deduction.

12. NOTICE

Any notice or written communication given pursuant to or in connection with this Promissory Note shall be in writing and shall be given by delivering the same personally or by prepaid courier, prepaid registered mail, or telecopier, addressed to the party to be notified at the address of such party set out herein or at such other address of which such party has given notice to the other party hereto. Any such notice shall be conclusively deemed to have been given and received on the day of actual receipt by the addressee or, if given by prepaid registered or certified mail, on the fifth day following the mailing date (absent a general disruption in postal service).

13. SUCCESSORS AND ASSIGNS

This Promissory Note shall be binding upon the Borrower and its successors, assigns, administrators and other legal representatives and shall enure to the benefit of the Lender and its successors and assigns. Any references herein to the Lender, the Borrower or BEI shall include their respective successors and assigns as if specifically named. This Promissory Note may be assigned by the Lender and, if so assigned, the Lender shall provide the Borrower with written notice of such assignment.

IN WITNESS WHEREOF the Borrower has executed this Promissory Note effective as of the date first written above.

AMERICAN BONANZA GOLD CORP.

Per: ______________________
Name: Brian Kirwin
Title: President + CEO

Acknowledged and agreed to as of the date first written above.

BONANZA EXPLORATIONS INC.

Per: ______________________
Name: Brian Kirwin
Title: President